                                                                    EXHIBIT 2(a)





                          AGREEMENT AND PLAN OF MERGER

                                       OF

                          SOUTHTRUST BANK OF FLORIDA,

                              NATIONAL ASSOCIATION

                                      AND

                                   PRIME BANK

                                  JOINED IN BY

                          SOUTHTRUST OF FLORIDA, INC.

                                      AND

                             SOUTHTRUST CORPORATION

                                                             ARTICLE I

                                                            THE MERGER

Section 1.1      Constituent Corporations; Consummation of Merger; Closing Date  . . . . . . . . . . . . . .   2
Section 1.2      Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section 1.3      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                                            ARTICLE II

                                            CONVERSION OF CONSTITUENTS' CAPITAL SHARES

Section 2.1      Manner of Conversion of Prime Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Section 2.2      Prime Stock Options and Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . .   6
Section 2.3      Fractional Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.4      Effectuating Conversion     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.5      Laws of Escheat   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 2.6      Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                                                            ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES OF PRIME

Section 3.1      Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 3.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 3.3      Financial Statements; Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 3.4      Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.5      Certain Loans and Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.6      Authority; No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 3.7      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 3.8      Broker's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 3.9      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 3.10     Legal Proceedings; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 3.11     Taxes and Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 3.12     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 3.13     Title and Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 3.14     Real Estate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 3.15     Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 3.16     Commitments and Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 3.17     Regulatory and Accounting Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 3.18     Registration Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 3.19     State Takeover Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 3.20     Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 3.21     Labor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 3.22     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


Section 3.23     Transactions with Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 3.24     Proxy Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 3.25     Deposit Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 3.26     Untrue Statements and Omissions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                            ARTICLE IV

                                                 REPRESENTATIONS AND WARRANTIES OF
                                                   SOUTHTRUST, ST-FL AND ST-BANK

Section 4.1      Organization and Related Matters of SouthTrust  . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.2      Organization and Related Matters of ST-FL   . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.3      Organization and Related Matters of ST-Bank   . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.5      Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 4.6      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 4.7      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.8      Legal Proceedings, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.9      Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.10     Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.11     Accounting, Tax, Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.12     Proxy Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.13     No Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 4.14     Untrue Statements and Omissions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                                             ARTICLE V

                                                     COVENANTS AND AGREEMENTS

Section 5.1      Conduct of the Business of Prime  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 5.2      Current Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 5.3      Access to Properties; Personnel and Records   . . . . . . . . . . . . . . . . . . . . . . .  25
Section 5.4      Approval of Prime Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 5.5      No Other Bids   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 5.6      Notice of Deadlines   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 5.7      Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 5.8      Maintenance of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 5.9      Compliance Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 5.10     Exemption Under Anti-Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                            ARTICLE VI

                                                ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1      Best Efforts; Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 6.2      Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 6.3      Other Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Section 6.4      Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 6.5      Current Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 6.6      Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 6.7      Reservation of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                            ARTICLE VII

                                                   MUTUAL CONDITIONS TO CLOSING

Section 7.1      Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 7.2      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 7.3      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 7.4      Proxy Statement and Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                           ARTICLE VIII

                                  CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST, ST-FL AND ST-BANK

Section 8.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 8.2      Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 8.3      Certificate Representing Satisfaction of Conditions   . . . . . . . . . . . . . . . . . . .  31
Section 8.4      Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 8.5      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 8.6      Consents Under Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 8.7      Material Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 8.8      Matters Relating to Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 8.9      Outstanding Shares of Prime   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 8.10     Pooling   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 8.11     Certification of Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                            ARTICLE IX

                                                CONDITIONS TO OBLIGATIONS OF PRIME

Section 9.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 9.2      Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 9.3      Certificate Representing Satisfaction of Conditions   . . . . . . . . . . . . . . . . . . .  33
Section 9.4      Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 9.5      Consents Under Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 9.6      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 9.7      SouthTrust Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 9.8      Price Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 9.9      Tax Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


                                                             ARTICLE X


                                                 TERMINATION, WAIVER AND AMENDMENT

Section 10.1     Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 10.2     Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 10.3     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 10.4     Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 10.5     Non-Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .  35

                                                            ARTICLE XI

                                                           MISCELLANEOUS

Section 11.1     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 11.2     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 11.3     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 11.4     Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 11.5     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 11.6     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 11.7     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 11.8     Persons Bound; No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 11.9     Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 11.10    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 11.11    Construction of Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                SOUTHTRUST BANK OF FLORIDA, NATIONAL ASSOCIATION
                                      AND
                                   PRIME BANK
                                  JOINED IN BY
                          SOUTHTRUST OF FLORIDA, INC.
                                      AND
                             SOUTHTRUST CORPORATION



                 This AGREEMENT AND PLAN OF MERGER, dated as of the 19th day of April, 1996 (this "Agreement"), by and between SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank"), and Prime Bank, a Florida banking corporation ("Prime"), and joined in by SouthTrust of Florida, Inc., a Florida corporation ("ST-FL"), and SouthTrust Corporation, a Delaware corporation ("SouthTrust").


                                WITNESSETH THAT:


                 WHEREAS, ST-FL wishes to acquire the assets and business of Prime in exchange for stock of SouthTrust, the parent corporation of ST-FL, in a transaction that qualifies as a reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code");

                 WHEREAS, ST-FL desires to effect such acquisition through its wholly-owned subsidiary, ST-Bank, by causing Prime to be merged with and into ST-Bank;

                 WHEREAS, ST-FL has directed, adopted and approved, the acquisition of the assets and business of Prime through the wholly-owned subsidiary of ST-FL, ST-Bank;

                 WHEREAS, the respective Boards of Directors of ST-Bank and Prime deem it in the best interests of ST-Bank and of Prime, respectively, and of their respective shareholders, that ST-Bank and Prime merge pursuant to this Agreement (the "Merger");

                 WHEREAS, the Boards of Directors of ST-Bank and Prime have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Florida and the United States; and

                 WHEREAS, SouthTrust, on behalf of and as the sole shareholder of ST-FL, will deliver, or cause to be delivered, to the shareholders of Prime the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Prime will be merged with and into ST-Bank and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Prime, par value $5.00 per share, into shares of common stock of SouthTrust, par value of $2.50 per share, shall be as hereinafter set forth.



                                   ARTICLE I

                                   THE MERGER


         Section 1.1 Constituent Corporations; Consummation of Merger; Closing Date. (a) Subject to the provisions hereof, Prime shall be merged with and into ST-Bank (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to Sections 655.412 and 658.40 through 658.45 of the Florida Financial Institutions Code (the "Florida Code") and 12 U.S.C. Section 215a and ST-Bank shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Merger is deemed effective by each of the Office of the Comptroller, Department of Banking and Finance of the State of Florida and the Office of the Comptroller of the Currency (such time is hereinafter referred to as the "Effective Time of the Merger").
Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and Prime, the Effective Time of the Merger shall occur on the 5th business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under the Merger Agreement and (ii) the date on which the shareholders of Prime, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement, or such other time as the parties may agree; provided, however, that the parties, if the conditions of (i) and (ii) above shall have been satisfied prior to June 30, 1996, shall cause the Effective Time of the Merger to occur on June 30, 1996, and if the conditions of (i) and (ii) shall have been satisfied after June 30, 1996, but prior to September 30, 1996, on September 30, 1996, unless, in the case of the latter date, Prime elects otherwise in writing. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties, including the Office of the Comptroller, Department of Banking and Finance of the State of Florida (the "Department"), the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                          (b)     The closing of the Merger (the "Closing")
shall take place at the offices of Akerman, Senterfitt & Eidson, P.A., West Palm Beach, Florida, at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

                          (c)     The main office of Prime is located at 3717
Boynton Beach Boulevard, Boynton Beach, Florida. The main office of ST-Bank is located at 150 Second Avenue North, St. Petersburg, Florida.

                          (d)     The proposed main office of the Surviving
Corporation shall be located at 150 Second Avenue North, St. Petersburg, Florida. The branch offices of the Surviving Corporation shall be each existing branch office of ST-Bank and the existing main and branch offices of Prime.

                          (e)     From and after the Effective Time of the
Merger, until replaced pursuant to applicable laws and under the provisions of the Articles of Association and Bylaws of the Surviving Corporation, the persons who shall serve as directors and executive officers, as the case may be, of the Surviving Corporation shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, and such additional persons as SouthTrust or ST-FL may, at or prior to the Effective Time of the Merger, designate in writing.

                          (f)     After the Effective Time of the Merger, the
Surviving Corporation shall have 1,000,000 shares of Common Stock, par value $10.00 per share ("ST-Bank Common Stock"), authorized, 1,000,000 shares of which shall be issued and outstanding and no shares of which shall be held as treasury stock. The total amount of capital stock of the Surviving Corporation shall be $10,000,000, and the total capital of the Surviving Corporation shall consist of such capital stock, plus the combined capital and surplus of Prime (including unrealized gains or losses on securities available for resale) and ST-Bank (as stated in Section 1.1(g) hereof), adjusted, however, for earnings (losses) between December 31, 1995 and the Effective Time of the Merger.

                          (g)     As of December 31, 1995, ST-Bank had total
capital of $10,000,000 divided into 1,000,000 shares of ST-Bank Common Stock, par value $10.00, and surplus and undivided profits and net unrealized gains (losses) on securities available for sale of $297,950,000. As of December 31, 1995, Prime had total capital of $2,718,545 divided into 870,000 shares of authorized Common Stock, par value $5.00, 543,709 of which are issued and outstanding and none of which are held as treasury stock, and surplus and undivided profits and net unrealized gains (losses) on securities available for sale of $3,719,563.

                          (h)     The Surviving Corporation shall have trust
powers.

                          (i)     The Articles of Association under which the
Surviving Corporation will operate shall be the Articles of Association of ST-Bank.

         Section 1.2 Effect of Merger. (a) At the Effective Time of the Merger, Prime shall be merged with and into ST-Bank and the separate existence of Prime shall cease. The Articles of Association and Bylaws of ST-Bank, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Association and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a national banking association organized under the laws of the United States and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations, including the tradenames and servicemarks of Prime. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

                          (b)     The shares of ST-Bank Common Stock issued and
outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. The Prime Shares (as hereinafter defined) shall be treated in the Merger as specified in Article II.

         Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of Prime last in office shall execute and deliver or cause to be executed and delivered in the name of Prime such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Prime.



                                   ARTICLE II

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES


         Section 2.1 Manner of Conversion of Prime Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of the holder of any shares of common stock of Prime, par value $5.00 (the "Prime Shares"):

         (a) All Prime Shares which are held by Prime as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

         (b) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.3 hereof and except with regard to Dissenting Prime Shares (as hereinafter defined), each Prime Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 0.96 shares of common stock of SouthTrust (and the rights associated therewith issued pursuant to a Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) (together, the "SouthTrust Shares") (such fraction, as may be adjusted, as provided herein, being hereinafter referred to as the "Conversion Ratio"). The Conversion Ratio, including the number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger.

         (c) Each outstanding Prime Share, the holder of which has demanded and perfected his demand for payment of the "fair or appraised" value of such share in accordance with Section
                 658.44 of the Florida Code (the "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Prime Shares"), shall not be converted into or represent a right to receive the SouthTrust Shares issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. Prime shall give SouthTrust prompt notice upon receipt by Prime of any written objection to the Merger and any written demands for payment of the fair or appraised value of Prime Shares, and of withdrawals of such demands, and any other instruments provided to Prime pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any Prime Shares held by such Dissenting Shareholder shall receive payment therefor from ST-Bank, as escrow agent (the "Escrow Agent"), on behalf of Prime out of funds provided to the Escrow Agent by Prime in accordance with the provisions of
                 Section 2.1(d) (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's Prime Shares shall be cancelled. Neither Prime nor the Surviving Corporation shall, except with the prior written consent of ST-FL, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the Prime Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

         (d) With respect to each Dissenting Shareholder, on or immediately prior to the Effective Time of the Merger, Prime shall deposit with the Escrow Agent an amount in cash equal to 150% of the consideration (with the SouthTrust Shares being valued in the manner set forth in Section 2.3) such Dissenting Shareholder would have received in the Merger but for the exercise of the Dissent Provisions (the "Dissent Escrow"). The Escrow Agent shall disburse the Dissent Escrow to such Dissenting Shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement shall be remitted to the Surviving Corporation.

         Section 2.2 Prime Stock Options and Related Matters. (a) As of the Effective Time of the Merger, all rights with respect to the Prime Shares issuable pursuant to the exercise of stock options ("Prime Options") granted by Prime under stock option plans or employment agreements of Prime (the "Prime Stock Option Plans"), which are outstanding at the Effective Time of the Merger, whether or not such Prime Options are then exercisable, shall, subject to this section, be assumed by SouthTrust in accordance with the terms of the particular Prime Stock Option Plan under which such Prime Options were issued and the stock option agreement by which such Prime Options are evidenced. From and after the Effective Time of the Merger, (i) each Prime Option assumed by SouthTrust hereunder may be exercised solely for SouthTrust Shares, (ii) the number of SouthTrust Shares subject to such Prime Option shall be equal to the number of Prime Shares subject to such Prime Option immediately prior to the Effective Time of the Merger multiplied by the Conversion Ratio and (iii) the per share exercise price under each such Prime Option shall be adjusted by dividing the per share exercise price under each such Prime Option by the Conversion Ratio and rounding down to the nearest cent.

                 (b) At all times after the Effective Time of the Merger, SouthTrust shall reserve for issuance such number of SouthTrust Shares as shall be necessary to permit the exercise of the Prime Options in the manner contemplated by this Agreement. At or prior to, or (at the election of SouthTrust) within a reasonable time after, the Effective Time of the Merger, SouthTrust shall file a Registration Statement on Form S-8 (or any successor or other appropriate form) with respect to the SouthTrust Shares subject to the Prime Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Prime Options remain outstanding. SouthTrust shall make any filings required under any applicable state securities laws to qualify the SouthTrust Shares subject to such Prime Options for resale thereunder.

                 (c) The number of SouthTrust Shares subject to the Prime Options to be assumed by SouthTrust hereunder and the exercise price thereof shall, from and after the

Effective Time of the Merger, be subject to appropriate adjustment in the event of the occurrence of any transaction described in Section 2.1(b) hereof if the record date with respect to such transaction is on or after the Effective Time of the Merger.

                 (d) It is intended that the foregoing assumption of Prime Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any stock option which is an incentive stock option as defined in Section 422 of the Code. All restrictions or limitations on transfer with respect to Prime Shares awarded under a Prime Stock Option Plan ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the SouthTrust Shares into which such Restricted Stock is converted pursuant to this Agreement. Except as otherwise provided herein, (i) the provisions of the Prime Stock Option Plans that provide for the issuance or grant of any other interest in respect of the capital stock of Prime shall be deleted as of the Effective Time of the Merger and (ii) Prime shall take all reasonable steps to ensure that following the Effective Time of the Merger no holder of Prime Options shall have any right thereunder to acquire any equity securities of Prime.

                 (e) Prime acknowledges that the holders of Prime Options who may become or be deemed to be executive officers or directors of SouthTrust after the Effective Time of the Merger may be subject to the short-swing sale restrictions of the Securities Exchange Act of 1934 and regulations promulgated thereunder.

                 (f) At the election of SouthTrust, Prime shall procure from each holder of Prime Options, and shall deliver to SouthTrust at the Closing, an executed acknowledgement of the treatment and disposition of such holder's Prime Options, as provided for under Section 2.2 of this Agreement.

         Section 2.3 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Prime Shares converted pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger. The market value of one SouthTrust Share at the Effective Time of the Merger shall be the last sale price of such SouthTrust Shares, as reported by The NASDAQ Stock Market -- National Market System ("NASDAQ") on the last trading day preceding the Effective Time of the Merger or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sale price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Section 2.4 Effectuating Conversion (a) As promptly as practicable after the Effective Time of the Merger, SouthTrust shall send or cause to be sent to each former holder of record of Prime Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Prime Shares for the consideration provided for in this Agreement. As soon as practicable after receipt of properly completed

Letters of Transmittal, and stock certificates evidencing the Prime Shares held by the former holders of the Prime Shares, SouthTrust shall cause the appropriate number of SouthTrust Shares to be issued to the former holders of Prime Shares submitting such Letters of Transmittal. Amounts that would have been payable to Dissenting Shareholders for Prime Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(c) hereof shall be administered in accordance with the Dissent Provisions.

                 (b) At the Effective Time of the Merger, the stock transfer books of Prime shall be closed as to holders of Prime Shares immediately prior to the Effective Time of the Merger and no transfer of Prime Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Prime Shares shall, without any action on the part of any holder thereof, no longer represent Prime Shares.
If, after the Effective Time of the Merger, certificates are properly presented to SouthTrust, such certificates shall be exchanged for the consideration contemplated by this Agreement into which the Prime Shares represented thereby were converted in the Merger.

                 (c) In the event that any holder of record as of the Effective Time of the Merger of Prime Shares is unable to deliver the certificate which represents such holder's Prime Shares, ST-FL, in the absence of actual notice that any Prime Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                 (i) An affidavit or other evidence to the reasonable satisfaction of ST-FL that any such certificate has been lost, wrongfully taken or destroyed;

                 (ii) Such security and indemnity bond as may be reasonably requested by ST-FL or the transfer agent of SouthTrust to indemnify and hold ST-FL harmless; and

                 (iii) Evidence to the satisfaction of ST-FL that such holder is the owner of the Prime Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                 (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing Prime Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                 (e) No holder of Prime Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing Prime Shares, and neither SouthTrust nor ST-FL shall be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares or any such dividend or other distribution with respect to SouthTrust Shares until such holder shall surrender the certificate or certificates representing Prime Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares.

         Section 2.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Prime Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Prime, SouthTrust, ST-FL, ST-Bank, nor any other person acting on their behalf shall be liable to a holder of Prime Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

         Section 2.6 Consideration. SouthTrust, on behalf of ST-FL, shall issue the SouthTrust Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.



                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PRIME


         Prime hereby represents and warrants to ST-Bank, ST-FL and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 3.1 Corporate Organization. (a) Prime is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Prime has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Prime is duly licensed or qualified to do business in Florida and elsewhere where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of Prime. True and correct copies of the Articles of Incorporation of Prime and the Bylaws of Prime, each as amended to the date hereof, have been delivered to SouthTrust.

                 (b) Prime has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of Prime.

                 (c) Prime does not own any capital stock of any subsidiary and Prime does not have any interest in any partnership or joint venture. For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

                 (d) The minute books of Prime contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

         Section 3.2 Capitalization. The authorized capital stock of Prime consists of 870,000 shares of common stock, par value $5.00 (hereinbefore and hereinafter referred to as "Prime Shares"), 543,709 shares of which as of the date hereof are issued and outstanding (and none of which are held in the treasury of Prime). All of the issued and outstanding Prime Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Prime, or any securities or rights convertible into or exchangeable for shares of capital stock of Prime, except as set forth in Disclosure Schedule 3.2.

         Section 3.3 Financial Statements; Filings. (a) Prime has previously delivered to SouthTrust copies of the financial statements of Prime as of and for the years ended 1993 and 1994 and Prime shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Prime, the financial statements of Prime as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Prime").

                 (b) Prime has previously delivered to SouthTrust copies of the Call Reports of Prime as of and for the years ended 1993 and 1994, and Prime shall deliver to SouthTrust, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year of Prime, the Call Reports of Prime as of and for each such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of Prime").

                 (c) Each of the Financial Statements of Prime and each of the Call Reports of Prime (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Prime have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements consistent with past practices and reflect only actual transactions. Each of the Financial Statements of Prime and each of the Call Reports of Prime (including the related notes, where applicable) fairly present or will fairly present the financial position of Prime as of the respective dates thereof and fairly present or will fairly present the results of operations of Prime for the respective periods therein set forth.

                 (d) To the extent not prohibited by law, Prime has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by Prime, with the Regulatory Authorities, and will from time to time hereafter furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (e) Except as reflected on Disclosure Schedule 3.3(e) hereto, since December 31, 1995, Prime has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Prime except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Prime or the Call Reports of Prime, or reflected in the notes thereto, (ii) which were incurred after December 31, 1995, in the ordinary course of business consistent with past practices, or (iii) which are contemplated by this Agreement or incurred with the written consent of SouthTrust.

         Section 3.4      Loan Portfolio.  Except as set forth in Disclosure
Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the Financial Statements of Prime and the Call Reports of Prime as of and for the year ended December 31, 1995 were as of such date in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowances for possible loan losses shown on the Financial Statements of Prime and the Call Reports of Prime as of and for the year ended December 31, 1995 were, and the allowance for possible loan losses to be shown on the Financial Statements of Prime and the Call Reports of Prime as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Prime and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in Section 3.3(c).

         Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, Prime is not a party as of the date of this Agreement to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful", "loss" or any comparable classification; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Prime or any ten percent (10%) shareholder of Prime, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Prime including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a material adverse effect on the Condition of Prime, and as of the date of this Agreement, Prime is not aware of any facts or circumstances or events involving a loan agreement, note or borrowing arrangement, including, without limitation, any loan guaranty, which is reasonably likely to cause any such instrument to be included in (i) through (iii) above.

         Section 3.6 Authority; No Violation. (a) Prime has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Prime and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Prime has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted and recommended to Prime's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of Prime are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Prime and delivered by Prime, will constitute a valid and binding obligation of Prime, and will be enforceable against Prime in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                 (b) Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by Prime nor the consummation by Prime of the transactions contemplated hereby, nor compliance by Prime with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Prime (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable and material to Prime or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Prime under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Prime is a party, or by which Prime or any of its properties or assets may be bound or affected.

         Section 3.7 Consents and Approvals. Except for (i) the vote of the shareholders of Prime in connection with any proxy statement of Prime relating to the meeting of the shareholders of Prime at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consent of the OCC and the Department; (iii) filing of this Agreement and certified resolutions with the OCC and the Department; and (iv) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Prime of this Agreement, and the consummation by Prime of the Merger and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. None of Prime nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Each party shall bear its own expenses with respect to this Agreement and the consummation of the Merger, irrespective of whether the Merger is closed.

         Section 3.9 Absence of Certain Changes or Events. Except as occasioned by this Agreement or with the consent of SouthTrust, since December 31, 1995, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Prime Shares or (ii) any change or any event involving a prospective change in the Condition of Prime which has had, or is reasonably likely to have, a material adverse effect on the Condition of Prime or on Prime generally, including, without limitation any change in the administration or supervisory standing or rating of Prime with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, Prime is not a party to any, and there are no pending or, to the knowledge of Prime, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Prime challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Prime as of the date hereof, there is no material proceeding, claim, action or governmental investigation against Prime; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Prime which has a material adverse effect on the Condition of Prime; there is no default by Prime under any material contract or agreement to which Prime is a party; and Prime is not a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Prime and Prime has not been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11 Taxes and Tax Returns. Prime has previously delivered or made available to SouthTrust copies of the federal income tax returns of Prime for the years 1991, 1992, 1993 and 1994 and all schedules and exhibits thereto, and will provide SouthTrust with a copy of its federal income tax return for the year 1995, and all schedules and exhibits thereto, when such return is filed, and, to the knowledge of Prime such returns have not been subjected to an audit by the Internal Revenue Service. Except as reflected in Disclosure Schedule 3.11, to its knowledge, Prime has duly filed in correct form all material federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and Prime has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from Prime by any federal, state or local taxing authorities (including, without limitation, those due in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Prime other than taxes and other charges which (i)(A) are not yet delinquent or (B) are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Prime and the Call Reports of Prime are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles consistent with past practices. Prime is not responsible for the taxes of any other person other than Prime, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

         Section 3.12 Employee Benefit Plans. (a) Prime does not maintain any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure Schedule 3.12(a).

                 (b) Prime (or any pension plan maintained by it) has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under
Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under
Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                 (c)      Prime has not incurred any material liability under
Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                 (d) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Prime comply in both form and operation, in all material respects, with ERISA and the Code that are applicable, or intended to be applicable, to such "employee benefit plans." Prime has no any material liability under any such plan that is not reflected in the Financial Statements of Prime or the Call Reports of Prime.

                 (e) To the best knowledge of Prime, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Prime (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of Prime; and, to the best knowledge of Prime no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                 (f) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                 (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Prime under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

         Section 3.13 Title and Related Matters. (a) Except as set forth in Disclosure Schedule 3.13(a) and except with respect to "other real estate owned", Prime has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by it or carried under its name on the Financial Statements of Prime, or the Call Reports of Prime or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1995), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Prime and the Call Reports of Prime or incurred in the ordinary course of business after December 31, 1995, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of Prime.

                 (b) All agreements pursuant to which Prime leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Prime.

                 (c) Other than "other real estate owned", (i) all of the buildings, structures and fixtures owned, leased or subleased by Prime, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Prime, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by Prime or in which Prime has any ownership or leasehold interest; provided that "other real estate owned" or otherwise held in the loan portfolio of Prime is only reasonably identified on Disclosure Schedule 3.14(a).

                 (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease under which Prime is the lessee of any real property and which relates in any manner to the operation of the businesses of Prime. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent Prime, from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Prime. Except as set forth in Disclosure
Schedule 3.14(b), Prime has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect. Prime has the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by Prime and, as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

                 (c) Prime has not violated, and is not currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a material adverse effect on the Condition of Prime.

                 (d) As to each parcel of real property owned or used by Prime, Prime has not received notice of any pending or, to the knowledge of Prime threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

         Section 3.15     Environmental Matters.

                 (a) Prime and the Participation Facilities (as defined below) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on the Condition of Prime.

                 (b) Prime has not received notice of any litigation pending or threatened before any court, governmental agency or board or other forum in which Prime or any Participation Facility has been or, with respect to threatened litigation may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release of an amount of a reportable quantity or more into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned or leased or operated by Prime or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a material adverse effect on the Condition of Prime.

                 (c) To the knowledge of Prime, there is no reasonable basis for any litigation of a type described in 3.15(b), of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on the Condition of Prime.

                 (d) During the period of (i) ownership or operation by Prime of any of its current properties, or (ii) participation by Prime in the management of any Participation Facility, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of Prime.

                 (e) "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which Prime has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility; "Participation in the Management" of a facility has the meaning set forth in 40 C.F.R. Section 300.1100(c).

         Section 3.16 Commitments and Contracts. Except as set forth in Disclosure Schedule 3.16, Prime is not a party or subject to any of the following (whether written or oral):

                 (a) Any employment contract (including any agreement or plan with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Prime);

                 (b)      Any labor contract or agreement with any labor union;

                 (c) Any contract covenants which limit the ability of Prime to compete in any line of business or which involve any restriction of the geographical area in which Prime may carry on its business (other than as may be required by law or applicable regulatory authorities);

                 (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

                 (e) Any other contract or agreement which would be required to be disclosed in reports filed by Prime with the Department or the FDIC and which has not been so disclosed.

         Section 3.17 Regulatory and Accounting Matters. Prime has not agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement, including matters relating to the Community Reinvestment Act and protests thereunder; and Prime has not agreed to take any action or has knowledge of any fact or has agreed to any circumstance that would materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 3.18 Registration Obligations. Prime is not under any obligation, contingent or otherwise, which will survive the Merger, to register any of its securities under the Securities Act of 1933 or any state securities laws.

         Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable state anti-takeover statute.

         Section 3.20 Insurance. Prime is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of Prime, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Prime provide adequate coverage against loss, and the fidelity bonds in effect as to which Prime is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.20.

         Section 3.21 Labor. No work stoppage involving Prime is pending as of the date hereof or, to the knowledge of Prime, threatened. Prime is not involved in, or, to the knowledge of Prime, threatened with or affected by, any proceeding asserting that Prime has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of Prime. No union represents or claims to represent any employees of Prime, and, to the knowledge of Prime, no labor union is attempting to organize employees of Prime.

         Section 3.22 Compliance with Laws. Prime has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on the Condition of Prime. Except as disclosed in Disclosure Schedule 3.22, Prime:

                 (a) Is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a material adverse effect on the Condition of Prime; and

                 (b) Has not received a notification or communication from any agency or department of federal, state or local government or the Regulatory

                          Authorities or the staff thereof (i) asserting that Prime is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a material adverse effect on the Condition of Prime, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a material adverse effect on the Condition of Prime, (iii) requiring Prime to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or
                          (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Prime, including, without limitation, any restrictions on the payment of dividends.

         Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Prime at the time such deposits were entered into, (b) the agreements listed on Disclosure Schedule 3.16, and (c) the items described on Disclosure Schedule 3.23, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, any business directly or indirectly controlled by any such person, or $5,000 for all such contracts or commitments in the aggregate for all such individuals.

         Section 3.24 Proxy Materials. None of the information relating to Prime to be included in the Proxy Statement which is to be mailed to the shareholders of Prime in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading.

         Section 3.25 Deposit Insurance. The deposit accounts of Prime are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Prime has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 3.26 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of Prime contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                         SOUTHTRUST, ST-FL AND ST-BANK


         SouthTrust, ST-FL and ST-Bank hereby represent and warrant to Prime as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

         Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to Prime prior to the Effective Time of the Merger.

                 (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                 (c) The minute books of SouthTrust contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of SouthTrust.

         Section 4.2      Organization and Related Matters of ST-FL.  (a)
ST-FL is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. ST-FL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-FL is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by ST-FL, or the character or location of the properties and assets owned or leased by ST-FL makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of ST-FL on a consolidated basis. ST-FL is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of ST-FL and the Bylaws of ST-FL, each as amended to the date hereof, have been made available to Prime prior to the Effective Time of the Merger.

                 (b) ST-FL has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of ST-FL on a consolidated basis.

                 (c) The minute books of ST-FL contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-FL.

         Section 4.3 Organization and Related Matters of ST-Bank. (a) ST-Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. ST-Bank has, or will have, as of the Effective Time of the Merger, the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Bank is or will be licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Bank, or the character or location or the properties and assets owned or leased by ST-Bank make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. True and correct copies of the Certificate or Articles of Association and Bylaws of ST-Bank, as each may be amended to the date hereof, will be made available to Prime.

                 (b) ST-Bank, as of the Effective Time of the Merger, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                 (c) As of the Effective Time of the Merger, the minute books of ST-Bank will contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-Bank.

         Section 4.4 Capitalization. As of December 31, 1995, the authorized capital stock of SouthTrust consisted of 200,000,000 shares of common stock, par value $2.50 per share, 88,398,198 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Mellon Bank, N.A.) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable. Between December 31, 1995 and the date of this Agreement, SouthTrust has not approved or effected any stock split, stock dividend or similar transaction in which SouthTrust Shares were issued without SouthTrust receiving any consideration in connection therewith.

         Section 4.5 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of SouthTrust, ST-FL and ST-Bank, and no other corporate proceedings on the part of SouthTrust, ST-FL or ST-Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of SouthTrust, ST-FL and ST-Bank enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust, the Articles of Incorporation or Bylaws of ST-FL or the Articles of Association or Bylaws of ST-Bank or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust, ST-FL or ST-Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust, ST-FL or ST-Bank is a party, or by which SouthTrust, ST-FL or ST-Bank or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust, ST-FL or ST-Bank or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.5; and (Y) with respect to (B) and (C) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.6 Financial Statements. (a) SouthTrust has delivered to Prime copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 1993, 1994, and 1995, and SouthTrust will make available to Prime, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                 (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                 (c) Since December 31, 1995, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 1995 in the ordinary course of business consistent with past practices. Since December 31, 1995, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

         Section 4.7 Absence of Certain Changes or Events. Since December 31, 1995, there has not been any material adverse change in the Condition of SouthTrust on a consolidated basis, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.

         Section 4.8 Legal Proceedings, Etc. Except as set forth on Disclosure Schedule 4.8 hereto, neither SouthTrust nor any of its affiliates is a party to any, and there are no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC.

         Section 4.9 Insurance. SouthTrust has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

         Section 4.10 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Bank and Prime; (iii) filing of this Agreement and certified resolutions with the Department; (iv) issuance of a Certificate of Merger by the OCC; and (v) as previously disclosed, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Bank or, to the knowledge of SouthTrust, by Prime of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.11 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement, or (iii) materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 4.12 Proxy Materials. None of the information relating solely to SouthTrust or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Prime in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Prime to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

         Section 4.13 No Broker's or Finder's Fees. Neither SouthTrust, ST-FL nor ST-Bank or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.14 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of SouthTrust, ST-FL or ST-Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.



                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

         Section 5.1 Conduct of the Business of Prime. (a) During the period from the date of this Agreement to the Effective Time of the Merger, Prime shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Prime or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                 (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation or contemplated by this Agreement, Prime shall not, without the prior written consent of SouthTrust:

         (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Prime;

         (ii) change the number of shares of the authorized, issued or outstanding capital stock of Prime, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Prime, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Prime; provided, however, that Prime may issue the Prime Shares subject to the stock options set forth in Disclosure Schedule 3.2, and beginning on March 31, 1996 and continuing thereafter until the Effective Time of the Merger, Prime may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the Prime Shares at a rate not in excess of $0.16 per share, provided, further, that if the Effective Time of the Merger occurs during a quarter on a date after the record date for the regular quarterly dividend declared by the Board of Directors of SouthTrust for such quarter, and prior to the declaration and payment of a regular cash dividend by the Board of Directors of Prime for such quarter, Prime shall be permitted to declare and pay a cash dividend of $0.16 per share immediately prior to the Effective Time of the Merger;

         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on December 31, 1995 and disclosed in a Disclosure Schedule delivered pursuant to
                 Article III of this Agreement or in the annexed Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

         (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000, except as otherwise described in Disclosure Schedule 5.1(b)(v);

         (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement and except in a manner consistent with past practice, which, in any event, will not exceed an aggregate of $20,000; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Prime that involves an individual expenditure in excess of $25,000 or an aggregate expenditure in excess of $50,000; or

         (viii) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) acquisitions of control by Prime in a fiduciary capacity.

         Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Prime will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of Prime. Prime will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of Prime, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Prime, the institution or the threat of material litigation, claims, threats or causes of action involving Prime, and will keep SouthTrust fully informed of such events. Prime will furnish to SouthTrust, promptly after the preparation and/or receipt by Prime thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Prime and the Call Reports of Prime.

         Section 5.3 Access to Properties; Personnel and Records. (a) So long as this Agreement shall remain in effect, Prime shall permit SouthTrust or its agents full access, during normal business hours, to the properties of Prime, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Prime, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and Prime shall use its reasonable best efforts to provide SouthTrust and its representatives access to the work papers of Prime's accountants. Prime shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Prime shall cooperate, to the extent it does not incur undue cost, with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Prime.

                 (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4 Approval of Prime Shareholders. Prime will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. Subject to their fiduciary duties as advised in writing by counsel, the Board of Directors of Prime will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Prime will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 5.5 No Other Bids. Prime, acting through any director or officer or other agent shall not now, nor shall it knowingly permit any of its subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Prime or any of its subsidiaries, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Prime except where the failure to furnish such information or participate in such negotiations or discussions would constitute a Breach of the fiduciary duties of the Board of Directors (as determined in good faith following consultation with and as advised in writing by counsel). Prime shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Prime after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Prime or any of its subsidiaries, or for the acquisition of a significant equity interest in Prime or for the acquisition of a substantial portion of the assets of Prime or any of its subsidiaries.

         Section 5.6 Notice of Deadlines. Prime shall notify SouthTrust in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which Prime is a party, at least ten
(10) days prior to such deadline.

         Section 5.7 Affiliates. At least thirty (30) days prior to the Effective Time of the Merger, Prime shall deliver to SouthTrust a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Prime, "affiliates" of Prime for purposes of the Securities Act of 1933. In addition, Prime shall use its reasonable efforts to cause each person who is a shareholder of Prime to deliver to SouthTrust not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement, providing that such person will not sell, pledge, transfer, or otherwise dispose of the Prime Shares held by such person, except as contemplated by such agreement or by this Agreement, and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations thereunder and if such shareholder is an affiliate of Prime, until such time as such agreement shall specify.

         Section 5.8 Maintenance of Properties. Prime will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.9 Compliance Matters. Prior to the Effective Time of the Merger, Prime shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by Prime; provided that neither SouthTrust nor ST-Bank shall be responsible for discovering any defects.

         Section 5.10 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, Prime will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.


                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS


         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters. (a) Following the execution and delivery of this Agreement, SouthTrust and Prime shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Prime.

                 (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of Prime or obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                 (b) The parties agree that, except as otherwise provided in paragraph 6.3(c), appropriate steps shall be taken to terminate all employee benefit plans of Prime as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of such plans, SouthTrust agrees that the officers and employees of Prime who the Surviving Corporation employs shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                          (i) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Prime's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                          (ii) credit for each such employee's past service with Prime prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                  (1)      determining vacation and sick leave
                          benefits and accruals, in accordance with the established policies of SouthTrust;

                                  (2)      establishing eligibility for
                          participation in SouthTrust's employee benefit plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service, provided, however, notwithstanding anything contained in this Agreement to the contrary, Past Service Credit shall not be given to any such employee for purposes of establishing eligibility in the 1990 Discounted Stock Plan of SouthTrust.

                 (c) The parties further agree that the Prime Bank Employee Savings and Retirement Plan (the "Prime Plan") will either be merged into the SouthTrust Corporation Employees' Profit Sharing Plan (the "ST-Plan") effective as of a date following the Effective Time of the Merger selected by SouthTrust or, if so elected by SouthTrust, terminated as of a date prior to, on or after the Effective Time of the Merger and prior to the January 1 following the Effective Time of the Merger. The determination as to whether the Prime Plan shall be terminated or merged into the ST-Plan shall be made by SouthTrust. From and after the January 1 following the Effective Time of the Merger, or such earlier date as SouthTrust may determine, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST-Plan and the SouthTrust Corporation Revised Retirement Income Plan (the "ST-Retirement Plan"), employment by Prime shall be credited as if it were employment by SouthTrust, and such service shall be credited for purposes of determining benefit accrual under the ST-Plan but not under the ST-Retirement Plan.

         Section 6.4 Indemnification. Prime agrees to indemnify, defend and hold harmless SouthTrust and its subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of 1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement of material fact supplied by Prime and contained in the Registration Statement, the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

         Section 6.5      Current Information.   During the period from the
date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with Prime and to report with respect to the general status and the ongoing operations of SouthTrust.

         Section 6.6 Registration Statement. As soon as practicable after, but in any case within five days after, the Effective Time of the Merger, SouthTrust, at its own expense, shall file a Registration Statement on Form S-3 relating to the SouthTrust Shares issuable in the Merger with the SEC and any required state securities authority. SouthTrust shall take all appropriate steps and will use its best efforts to cause such Registration Statement to become effective with the SEC and any such state securities authority as soon as practicable following its filing with the SEC, will use its best efforts to maintain the effectiveness of such Registration Statement for a period of two years following the Effective Time of the Merger, will supplement or amend such Registration Statement in such manner as may be necessary during such two year period, including revising the list of selling stockholders set forth therein, and will furnish the selling stockholders with a sufficient number of copies of the Prospectus to enable such selling stockholders to sell the SouthTrust Shares, which Registration Statement shall permit all the shareholders of Prime who receive SouthTrust Shares in the Merger to resell such SouthTrust Shares through the facilities of NASDAQ; provided, however, that if, in the opinion of counsel for SouthTrust, the transaction may not be effected by use of a Registration Statement on Form S-3, SouthTrust, prior to the Effective Time of the Merger, shall file with the SEC, and shall cause such Registration Statement to become effective, a Registration Statement on Form S-4. Prime will furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable federal securities laws and state blue sky securities laws, as appropriate. SouthTrust shall advise Prime (and the selling stockholders if a Registration Statement on Form S-3 is used) of any stop orders that may be entered by the SEC with respect to the Registration Statement.

         Section 6.7 Reservation of Shares. SouthTrust, on behalf of ST-FL, shall reserve for issuance such number of SouthTrust Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.



                                  ARTICLE VII

                          MUTUAL CONDITIONS TO CLOSING


         The obligations of SouthTrust, ST-FL and ST-Bank, on the one hand, and Prime, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of Prime and the sole shareholder of ST-Bank.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of the Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either SouthTrust or Prime, based upon advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or Prime, as the case may be.

         Section 7.4 Proxy Statement and Registration Statement. SouthTrust shall have received all federal and state securities laws, or "Blue Sky" permits or other authorizations or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.



                                  ARTICLE VIII

         CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST, ST-FL AND ST-BANK


         The obligations of SouthTrust, ST-FL and ST-Bank to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of Prime set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

         Section 8.2 Performance of Obligations. Prime shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 8.3 Certificate Representing Satisfaction of Conditions. Prime shall have delivered to SouthTrust and ST-Bank a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections
8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Prime under Article III of this Agreement.

         Section 8.4 Absence of Adverse Facts. There shall have been no determination by SouthTrust, in the reasonable exercise of its judgment, that any fact, event or condition exists or has occurred relating to Prime, whether actual or threatened, that in the reasonable judgment of SouthTrust, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of Prime or the consummation of the transactions contemplated by this Agreement, (b) would be materially adverse to the interests of SouthTrust on a consolidated basis, (c) relates to or affects Prime and/or its Condition, and would significantly and adversely affect the economic benefits reasonably and in good faith expected to be obtained by SouthTrust pursuant to this Agreement, including, without limitation, a significant and adverse effect with respect to Prime's results of operations, credit quality or allowance for possible loan losses or any item related thereto, or (d) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange; provided, however, that any fact, event or condition relating to any matter described above, other than Prime's loan portfolio or any item related thereto, shall have occurred after the date of this Agreement.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Akerman, Senterfitt & Eidson, P.A. or other counsel to Prime acceptable to SouthTrust in substantially the form set forth in
Exhibit 8.5 hereof.

         Section 8.6 Consents Under Agreements. Prime shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Prime under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a material adverse effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Prime or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Prime or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks under similar circumstances.

         Section 8.8 Matters Relating to Employment Agreements. All employment agreements between Prime and any executive or employee thereof shall be terminated in their entirety as of the Effective Time of the Merger, and at the election of SouthTrust, replacement employment agreements, which are satisfactory to SouthTrust and such employees, between each of such executives or employees and SouthTrust or the Surviving Corporation shall have been executed and delivered.

         Section 8.9 Outstanding Shares of Prime. The total number of Prime Shares outstanding as of the Effective Time of the Merger and the total number of Prime Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any Prime Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for Prime Shares, shall not exceed 569,709 shares in the aggregate.

         Section 8.10 Pooling. SouthTrust, in the exercise of its reasonable discretion, and after taking into account the holders of the outstanding Prime Shares who shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares, shall not have determined that the transactions contemplated by this Agreement fail to qualify for pooling of interests accounting treatment.

         Section 8.11 Certification of Claims. Prime shall have delivered a certificate to SouthTrust that Prime is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Prime.


                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF PRIME


         The obligation of Prime to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust, ST-FL and ST-Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger).

         Section 9.2 Performance of Obligations. SouthTrust, ST-FL and ST-Bank shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust, ST-FL and ST-Bank shall have delivered to Prime a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust, ST-FL and ST-Bank under Article IV of this Agreement.

         Section 9.4 Absence of Adverse Facts. There shall have been no determination by Prime, in the reasonable exercise of its judgment, that any fact, event or condition exists or has occurred relating to SouthTrust, whether actual or threatened, that in the reasonable judgment of Prime, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, (b) would be materially adverse to the interests of Prime; or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust, ST-FL and ST-Bank shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of Prime, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. Prime shall have received the opinion of Bradley, Arant, Rose & White, counsel to SouthTrust, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.6 hereof.

         Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust, and if SouthTrust elects to use a Registration Statement on Form S-4 to effect the transactions contemplated by this Agreement, such Registration Statement shall have been declared effective by the SEC.

         Section 9.8 Price Condition. The average last sales price of the SouthTrust Shares, as reported by NASDAQ shall not be less than $22.75 per SouthTrust Share for any ten consecutive trading days during the 20 trading days immediately preceding the Effective Time of the Merger.

         Section 9.9 Tax Opinion. Prime shall have received an opinion of Bradley, Arant, Rose & White on or before the date on which the Proxy Statement of Prime is to be mailed to holders of Prime Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Prime to the extent that they receive SouthTrust Shares in exchange for their Prime Shares in the Merger. In rendering such tax opinion, such counsel shall be entitled to rely upon representations of officers of Prime and SouthTrust reasonably satisfactory in form and substance to such counsel.



                                   ARTICLE X

                       TERMINATION, WAIVER AND AMENDMENT


         Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

                 (a) by the mutual consent in writing of SouthTrust, ST-FL, ST-Bank and Prime; or

                 (b) by SouthTrust, ST-FL, ST-Bank or Prime if the Merger shall not have occurred on or prior to December 31, 1996, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

                 (c) by SouthTrust or Prime (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the terminating party to consummate the Merger cannot be satisfied or fulfilled;

                 (d) by SouthTrust if: (i) SouthTrust shall have determined, in the reasonable exercise of its judgment, that any fact, event or condition exists that, in the judgment of SouthTrust, (A) is materially at variance with any warranty or representation of Prime set forth in the Agreement or is a material breach of any covenant or agreement of Prime contained in the Agreement, (B) has a material adverse effect or can be reasonably foreseen to have a material adverse effect upon the Condition of Prime on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (C) pertains to Prime and would be materially adverse to the interests of SouthTrust and ST-FL on a consolidated basis, (D) relates to or affects Prime and/or its Condition, and would significantly and adversely effect the economic benefits reasonably and in good faith expected to be obtained by SouthTrust from acquiring Prime under this Agreement, including, without limitation, a significant and adverse effect with respect to Prime's results of operation, credit quality or allowance for possible loan losses or any item related thereto, (E) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement; provided, however, that any fact, event or condition relating to any matter described above, other than Prime's loan portfolio or any item related thereto, shall have occurred after the date of this Agreement; and

                 (e) by Prime if (i) Prime shall have determined, in the reasonable exercise of its judgment, that any fact, event or condition exists that, in the judgment of Prime, (A) is materially at variance with any warranty or representation of SouthTrust, ST-FL or ST-Bank contained in the Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-FL or ST-Bank contained in the Agreement, (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the Condition of SouthTrust on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement, or (iii) Prime shall have determined that any fact, event or condition exists that, in the judgment of Prime, would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except as otherwise provided herein.

         Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-FL, ST-Bank and Prime.

         Section 10.4 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Merger, SouthTrust, ST-FL and ST-Bank, on the one hand, and Prime, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.5 Non-Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-FL, ST-Bank or Prime shall survive the Merger, except for Sections 2.2(b), 2.4, 2.5, 6.3 and 6.6 herein; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-FL, ST-Bank, Prime (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further, that no representation or warranty of SouthTrust, ST-FL, ST-Bank, or Prime contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust, ST-FL or ST-Bank, on the one hand, and Prime, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-FL, ST-Bank, Prime and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.



                                   ARTICLE XI

                                 MISCELLANEOUS


         Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-FL, ST-Bank and Prime with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral, including that letter of intent between the parties dated February 26, 1996, as amended. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                 If to Prime:

                          Prime Bank
                          515 South Flagler Drive
                          Suite 309
                          West Palm Beach, Florida  33401
                          Attention:  Mr. Peter A. Rapaport
                          Fax (407) 848-2005

                 with a copy to:

                          Akerman, Senterfitt & Eidson, P.A.
                          Suite 900
                          777 South Flagler Drive
                          West Palm Beach, Florida  33401
                          Attention:  Russell T. Kamradt, Esq.
                          Fax (407)659-6313


                 If to ST-Bank, ST-FL or SouthTrust, then to:

                          SouthTrust Corporation
                          420 North 20th Street
                          Birmingham, Alabama 35203
                          Attention:  Mr. Frederick W. Murray, Jr.
                          Fax (205) 254-5022

                 with a copy to:

                          Bradley, Arant, Rose & White
                          1400 Park Place Tower
                          2001 Park Place
                          Birmingham, Alabama 35203
                          Attention:  C. Larimore Whitaker, Esq.
                          Fax (205) 252-0264


                 All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.4 Costs and Expenses. Expenses incurred by Prime on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Florida without respect to its conflicts of laws principles.

         Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Bank to another affiliate of SouthTrust).

         Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. Any matter disclosed in any of the Schedules to the Agreement shall be deemed incorporated by reference into each other Schedule thereto and disclosed in each such Schedule.

         Section 11.10 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.11 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]
                                                 PRIME BANK


                                        By: /s/ Peter A. Rapaport
                                           ----------------------------------
ATTEST                                           Its Chairman

/s/ Barbara Redding
- ---------------------------
   Its Secretary


[CORPORATE SEAL]
                                             SOUTHTRUST BANK OF FLORIDA,
                                                NATIONAL ASSOCIATION

                                        By: /s/ Charles E. Hughes
                                           ----------------------------------
ATTEST                                           Its Chairman



- ---------------------------
   Its
      --------

[CORPORATE SEAL]
                                             SOUTHTRUST OF FLORIDA, INC.


                                        By: /s/ Charles E. Hughes
                                           ----------------------------------
ATTEST:                                          Its President


/s/ Aubrey D. Barnard
- ---------------------------
   Its Assistant Secretary

[CORPORATE SEAL]


                                             SOUTHTRUST CORPORATION


                                        By: /s/ Alton E. Yother
                                           ----------------------------------
ATTEST:                                          Its Senior Vice President


/s/ Aubrey D. Barnard
- ---------------------------
   Its Secretary